EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of May 16, 2008 (“Effective Date”) by and between Steven Magami, an individual (“Executive”), and Stratos Renewables Corporation, a Nevada corporation (“Company”). Company and Executive are each a “Party” to this Agreement and are sometimes collectively referred to as “Parties.”

In consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive agree as follows:

1.  Employment. Company employs Executive, and Executive agrees to be employed by Company, upon the terms and conditions set forth in this Agreement beginning on the Effective Date and continuing for two (2) years, until May 14, 2010, or such earlier date on which Executive’s employment is terminated under Section 4 of this Agreement (the “Term”). Thereafter, this Agreement shall automatically be renewed and the Term extended for additional consecutive terms of one (1) year (each a “Renewal Term”), unless such renewal is objected to by either Company or Executive upon ninety (90) days written notice prior to the commencement of the next Renewal Term.

2.  Duties.

2.1.  Basic Duties. Executive agrees to serve as Chairman of Company and will have such other powers, duties and responsibilities as are set forth in the Bylaws of Company and as usually vested in his position as well as additional or different duties that Executive may be reasonably directed to perform by the Board of Directors of Company (“Board of Directors”), or their designees. Executive shall be subject to Company policies, procedures and approval practices, as generally in effect from time-to-time.

2.2.  Time Devoted to Employment. Nothing in this Agreement shall prohibit Executive from providing services to any other entity, except that while Executive is providing services to Company under this Agreement, Executive will perform his duties and responsibilities faithfully, diligently and to the best of his ability, in compliance with all applicable laws and Company’s policies and procedures.

2.3.  No Conflicting Agreements. Executive represents and warrants that his performance of his duties under this Agreement does not and will not breach any other agreement, including any confidentiality and non-disclosure agreements with prior employers or other persons. Executive represents and warrants that he has not entered into, and will not enter into, any agreement, either written or oral, in conflict with this Agreement. Executive represents and warrants that he has disclosed to Company any actual or potential conflicts.

2.4.  Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act which would intentionally injure Company's business, its interests, or its reputation. Executive understands that it is Company’s policy to conduct its business according to the highest ethical and legal standards and agrees to uphold those standards of business conduct and ethical principles, and comply with all applicable laws and regulations and Company’s policies.

2.5.  Place of Performance. Executive shall be based at Company’s offices located at 9440 Santa Monica Blvd., Suite 401, Beverly Hills, CA 90210, except for required travel on Company’s business from time-to-time.

3.  Compensation and Method of Payment.

3.1.  Total Compensation. As compensation under this Agreement, Company will pay and Executive will accept the following:

3.1.1.  For each year of this Agreement, measured from the Effective Date, base compensation (“Base Salary”) of Two Hundred Fifty Thousand Dollars ($250,000); provided, however, that Company will review Executive’s Base Salary and may in its sole discretion increase Executive’s Base Salary, subject to the approval of the Board of Directors.

3.1.2.  Company will pay Executive a bonus in an amount to be determined for each Fifty Million Dollars ($50,000,000) of capital raised by Company during the Term. All capital raised by Company after November 14, 2007 shall be included for purposes of calculating bonuses under this Section 3.1.2.

3.1.3.  During the Term, Executive is eligible for incentive bonuses which may be awarded by Company, with the approval of the Compensation Committee of the Board of Directors, in its sole discretion.

3.1.4.  Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation as Company may request and in accordance with any applicable policies adopted by Company.

3.1.5.  Executive will be entitled to participate in employee fringe benefit, health insurance, life insurance, and other programs which Company may adopt from time-to-time for executives of Company. Participation will be in accordance with any plans and any applicable policies adopted by Company. Executive will be entitled to vacations in accordance with Company policy in effect from time-to-time and subject to applicable state law.

3.2.  Reservation of Rights. Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of employment without advance notice to or recourse by Executive.

3.3.  Payment of Compensation. Company will pay Executive’s Base Salary in accordance with the normal payroll cycle of Company as established from time-to-time, subject to applicable taxes, withholding and other required, usual or elected employee deductions.

4.  Termination of Agreement. This Agreement and all obligations under this Agreement (except those obligations which expressly survive the termination of this Agreement) will terminate upon the earliest to occur of any of the following:

4.1.  By Expiration. This Agreement and the employment of Executive will terminate at the expiration of the Term or any Renewal Term.

4.2.  Termination for Cause by Company. Company may terminate Executive at any time if it believes in good faith that it has Cause (as defined below) to terminate Executive. “Cause” shall include, but not be limited to:

4.2.1.  Executive’s gross negligence and/or willful misconduct with respect to Company and/or its subsidiaries and affiliates, and/or their predecessors and successors;

4.2.2.  Executive’s refusal to follow Company’s lawful directions or substantial and repeated failure to perform Executive’s duties; provided, that with respect to any violation of this Section 4.2.2 that is subject to cure, Executive will have the right, within thirty (30) calendar days after receipt of written notice from Company, to cure such event or circumstance giving rise to the violation, in the event of which such event or circumstance shall be deemed to not constitute Cause;

4.2.3.  Executive’s commission of a felony;

4.2.4.  Executive’s acts or omissions which constitute discriminatory, harassing or retaliatory conduct, theft, fraud, dishonesty, including Executive’s violation of the restrictive covenants in Section 5 of this Agreement; or

4.2.5.  Executive shall have been repeatedly or habitually intoxicated or under the influence of drugs while on the premises of Company or while performing any of his duties or obligations.

4.3.  Resignation by Executive. Executive has the right to resign Executive’s engagement for Good Reason upon ninety (90) calendar days’ prior written notice to Company (the “Resignation Notice”). On Executive’s last day of the engagement, concurrently with his resignation, Company will deliver a general release form to Executive. If Executive executes and delivers the general release form to Company within thirty (30) calendar days after Executive’s receipt thereof and does not revoke such general release form pursuant to any applicable revocation periods, then Company will pay Executive Special Severance Pay as defined in this Agreement within ten (10) business days after the date of Executive’s execution and delivery of such release and the expiration of any revocation period. If Executive purports to resign without Good Reason and fails to render services under this Agreement, such act and such failure shall be a material breach of this Agreement and Company shall be entitled to terminate Executive for Cause. “Good Reason” means that, without Executive’s written consent, one or more of the following events occurred after Executive’s execution of this Agreement:

4.3.1.  Demotion. A material adverse change in Executive’s status, title, position or reporting responsibilities.

4.3.2.  Pay Cut. Executive’s annual Base Salary is reduced.

4.3.3.  Relocation. Executive’s principal office is transferred to another location which is outside a fifty (50) mile radius from the City of Los Angeles, California.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) Executive does not deliver the Resignation Notice stating Good Reason to Company within thirty (30) calendar days after the event occurs; (b) Company reverses the action or cures the default that constitutes Good Reason within thirty (30) calendar days after Executive delivers the Resignation Notice to Company; or (c) Executive was a primary instigator of the Good Reason event and the circumstances make it inappropriate in good faith for Executive to receive Good Reason resignation benefits under this Agreement.

4.4.  Termination For Disability, Death or a Reason Other Than For Cause.

4.4.1.  Executive’s employment will terminate immediately upon the death of Executive.

4.4.2.  Except as prohibited by applicable law, Company may terminate Executive’s employment on account of Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties under this Agreement for at least ninety (90) consecutive calendar days or for at least one hundred twenty (120) calendar days, whether or not consecutive, in any three hundred and sixty-five (365) calendar day period, as certified by a physician selected by the Board of Directors in good faith.

4.4.3.  Company may terminate Executive’s employment without cause or for any reason and without advance notice, subject to Section 4.5.3.

4.5.  Effect of Termination.

4.5.1.  Termination due to Expiration of Term or Renewal Term. If Executive’s employment is terminated due to the expiration of the Term or any Renewal Term pursuant to Section 4.1, Company will pay Executive accrued compensation and benefits due to Executive under Section 3 through the last day of Executive’s employment (“Accrued Benefits”). Except to the extent required by law, all other obligations and liabilities of Company shall terminate as of the effective date of any such termination.

4.5.2.  Termination by Company for Cause. In the event that Executive’s employment is terminated by Company for “Cause” pursuant to Section 4.2, Company will pay Executive Accrued Benefits required to be paid at termination by law. Except to the extent required by law, all other obligations and liabilities of Company shall terminate as of the effective date of any such termination.

4.5.3.  Termination by Company Without Cause, by Executive for Good Reason, or Termination Upon Death or Disability of Executive. If Executive (a) dies, (b) is terminated by Company for Disability or (c) is terminated by Company for a reason other than for Cause, then Company will pay Accrued Benefits to Executive or his personal representative or estate. In addition, Company will deliver a general release form to Executive or his personal representative or estate promptly after such death or termination. If Executive or his personal representative or estate executes and delivers the general release form to Company within thirty (30) calendar days after Executive’s (or his personal representative’s or estate’s) receipt and does not revoke such general release form pursuant to any applicable revocation periods, then Company shall make one (1) lump sum payment, within ten (10) business days, of the greater of (i) one (1) full year of Base Salary plus any accrued unpaid bonuses and (ii) Base Salary for the remainder of the Term plus any accrued unpaid bonuses (the “Special Severance Payment”). Except to the extent required by law, all other obligations and liabilities of Company shall terminate as of the date of termination.

4.5.4.  Resignation as Board Member or Officer. Immediately upon the termination of Executive’s employment with Company, Executive will tender a written notice of Executive’s resignation from any and all offices of Company and all subsidiaries, affiliates or clients in which Executive represents Company in the capacity of an officer or director. Notwithstanding any failure by Executive to provide Company with such written notice of resignation within three (3) days after the date of the termination of Executive’s employment with Company, Executive hereby authorizes and directs the Board of Directors to accept Executive’s resignation from all said positions effective as of the date of termination of Executive’s employment.

5.  Property Rights and Obligations of Executive.

5.1.  Confidential Information. For purposes of this Agreement, “Confidential Information” includes any and all financial, cost and pricing information and any and all information regarding Company’s customers, potential customers, suppliers, partners, service providers, brokers, marketing plans, advertising, contracts, potential contracts, strategies, forecasts, pricing, methods, practices, techniques, business plans and financial plans and information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of Company, has been divulged to or learned by Executive during the term of his employment by Company, and has not previously been publicly released by duly authorized representatives of Company or otherwise lawfully entered the public domain.

5.2.  Preservation of Trade Secrets. Executive will preserve as confidential all Confidential Information pertaining to Company’s business that have been obtained or learned by reason of his employment. Executive will not, without the prior written consent of Company, either use for his own or for any other person’s benefit or purposes or disclose or permit disclosure to any third parties, either during the Term or thereafter (except as required in fulfilling the duties of his employment), any Confidential Information. Executive may only use Company’s trade names and trademarks in connection with Company’s products and services, in such manner and for such purposes as may be authorized by Company. Upon termination of this Agreement, Executive immediately will cease the use of such trade names and trademarks and eliminate them wherever they have been used or incorporated by Executive. Executive agrees to execute Company’s Confidential Information and Inventions Agreement. In addition, Executive agrees that he will not disclose to Company or induce Company to use any trade secrets belonging to any third party. Executive agrees that he will not disclose proprietary information belonging to a former employer or other entity without its written permission. Executive will indemnify and hold Company harmless from any liabilities, including defense costs, it may incur because Executive is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges Executive’s entering into this Agreement or rendering services pursuant to it.

5.3.  Property of Company. Executive agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of and during the term of his employment with Company are the property of Company and will not be used by his in any way adverse to Company’s interests. Executive will not allow any such documents or things, or any copies, reproductions or summaries to be delivered to or used by any third party without the specific consent of Company. Executive agrees to immediately deliver to Company, upon demand, and in any event upon the termination of Executive’s employment, all of such documents and things which are in Executive’s possession or under his control.

5.4.  Inventions. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during Executive’s employment with Company (except intellectual property that has no relation to Company that Executive developed, etc., purely on Executive’s own time and at Executive’s own expense), shall be the sole and exclusive property of Company, and Executive hereby assigns all of Executive’s rights, title, and interest in any such intellectual property to Company. Company and Executive acknowledge that any provision in this Agreement requiring Executive to assign his rights in any intellectual property work product does not apply to: (i) an invention which was developed by Executive prior to the start of Executive’s employment with Company; and (ii) an invention which otherwise qualifies under the provisions of California Labor Code Section 2870.1

5.5.  Non-Solicitation and Non-Disparagement by Executive.

5.5.1.  Non-Compete and Non-Solicitation of Customers. Executive acknowledges that in the course of his employment, he will learn about Company, its subsidiaries or any of its affiliates’ (collectively, the “Company Group”) business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Executive knows and acknowledges that Company Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Executive further acknowledges that Company Group must keep secret all pertinent information divulged to Executive about Company Group business concepts, ideas, programs, plans and processes, so as not to aid Company Group’s competitors. Accordingly, Company Group is entitled to the following protection, which Executive agrees is reasonable: Executive agrees that during the Term and for a period of one (1) year following the termination of his employment, which period shall automatically be extended by a period of time equal to any period in which Executive is in breach of any obligations under Section 5 of this Agreement, Executive will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, use any Company Confidential Information to call on any of the customers of the Employer for the purpose of soliciting or inducing any of such clients to take away or to divert or direct their business to Executive or any other person or entity by or with which the Employee is employed, associated, affiliated or otherwise related.

1 Section 2870 provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

5.5.2.  Non-Solicitation of Employees. During the Term, and for one (1) year following the date of termination for any reason, which period shall automatically be extended by a period of time equal to any period in which Executive is in breach of any obligations under Section 5 of this Agreement, Executive shall not solicit, hire or attempt to hire any employee of Company or any person who was an employee of Company at any time during the six (6) months immediately prior to the termination date of Employee’s employment, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with Company.

5.5.3.  Promise to Discuss Proposed Actions in Advance. To prevent the inevitable use or disclosure of Confidential Information, Executive promises that, before Executive discloses or uses Confidential Information and before Executive commences employment, solicitations, or any other activity that could possibly violate the promises Executive has made, Executive shall discuss Executive’s proposed actions with the Member Committee, who shall advise Executive in writing whether Executive’s proposed actions would violate these promises.

5.6.  Survival Provisions and Certain Remedies. The provisions of this Section 5 will survive the termination of this Agreement. Executive acknowledges that (a) Executive’s services are of a special, unique and extraordinary character and it would be very difficult or impossible to replace them, (b) this Section’s terms are reasonable and necessary to protect Company’s legitimate interests, (c) this Section’s restrictions shall not prevent Executive from earning or seeking a livelihood, (d) this Section’s restrictions shall apply wherever permitted by applicable law and (e) Executive’s violation of any of this Section’s terms would irreparably harm Company. Accordingly, Executive agrees that, if Executive violates any of the provisions of this Section, Company shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking. Executive may also bring action for injunction related to enforcement or interpretation of this Section 5. The covenants in this Section 5 will be construed as separate covenants and to the extent any covenant will be judicially unenforceable, it will not affect the enforcement of any other covenant.

6.  General Provisions.

6.1.  Notices. Any notices or other communications required or permitted to be given under this Agreement must be in writing and addressed to Company or Executive at the addresses below, or at such other address as either Party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section will be deemed given (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving Party after the transmission if by facsimile or after the timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable only upon proof of receipt by the Party to whom notice is delivered.

To Company: Stratos Renewables Corporation 9440 Santa Monica Blvd., Suite 401 Beverly Hills, CA 90210 Fax No.: 310-919-3044 Attention: Secretary

To Executive: Steve Magami 9440 Santa Monica Blvd., Suite 401 Beverly Hills, CA 90210 Fax No.: 310-402-5947

6.2.  Choice of Law and Forum. Except as expressly provided otherwise in this Agreement, this Agreement will be governed by and construed in accordance with the laws of the State of California and both Parties consent to the personal jurisdiction of the courts of the State of California. Each Party further agrees that personal jurisdiction over it may be effected by service of process by any means of delivery provided in Section 6, and that when so made shall be as if served upon it personally.

6.3.  Entire Agreement; Modification and Waiver. This Agreement supersedes any and all other agreements, whether oral or in writing, between the Parties with respect to the employment of Executive by Company and contains all covenants and agreements between the Parties relating to such employment in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any Party, or anyone acting on behalf of any Party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the Party to be charged. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

6.4.  Assignment. This Agreement may not be assigned in whole or in part by Executive without the prior written consent of Company. Company may assign its rights under this Agreement without the consent of Executive in the event Company shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of Company’s properties or assets to any other Person. Subject to the foregoing limitation, this Agreement will be binding on, and will inure to the benefit of, the Parties and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

6.5.  Severability. All sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.6.  Representation by Counsel; Interpretation. Company and Executive acknowledge that each Party to this Agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. In addition, the term “including” and its variations are always used in the non-restrictive sense (as if followed by a phrase such as “but not limited to”). The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

6.7.  Corporate Authority. Company represents and warrants as of the Effective Date that Company’s execution and delivery of this Agreement to Executive and the carrying out of the provisions of the Agreement have been duly authorized by Company’s Board of Directors and authorized by Company’s shareholders as appropriate.

6.8.  Expenses of this Agreement. Each party shall be responsible for its respective costs and expenses incurred by such party in connection with the preparation and review of this Agreement; provided, however, that, upon the receipt by Company of invoices, Company shall reimburse Executive for reasonable attorneys’ fees up to a sum of Five Thousand Dollars ($5,000) incurred by Executive in connection with the negotiation and documentation of this Agreement and other benefits granted to Executive in connection with this Agreement.

6.9.  Binding Arbitration. Executive and Company mutually consent to the resolution by final and binding arbitration of all claims or controversies that they have against each other to the extent permitted by law, including disputes concerning this Agreement or any aspect of the employment relationship or relating to termination (“Claims”).

6.9.1.  The parties will resolve all Claims by binding arbitration before a single neutral arbitrator pursuant to the provisions of this Section. The Claims covered by this Agreement include Claims for wages or other compensation due; Claims for breach of any contract or covenant (express or implied); tort Claims; Claims for discrimination and/or harassment (including race, sex, religion, national origin, age, marital status or medical condition, disability, or sexual orientation); Claims for benefits (except where an employee benefit or pension plan specifies that its Claims procedure shall culminate in an arbitration procedure different from this one); and Claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance, except as set forth below.

6.9.2.  This Agreement to arbitrate excludes (i) claims for workers’ compensation (excluding discrimination claims under workers’ compensation statutes) or unemployment compensation benefits are not covered by this Agreement; and (ii) claims by either party for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, which will be brought in a court of competent jurisdiction.

6.9.3.  The Parties may initiate arbitration by serving or mailing a written notice to the other Party. The notice shall identify and describe the nature of all Claims asserted and the facts upon which such Claims are based. The written notice shall be served or mailed within the applicable statute of limitations period set forth by applicable federal or state law.

6.9.4.  After demand for arbitration has been made by serving written notice under the terms of this Agreement, the party demanding arbitration will file a demand for arbitration with either JAMS or ADR. The parties may select an arbitrator mutually agreeable to each party. If the parties cannot agree on an arbitrator within thirty (30) days of the demand for arbitration, the parties shall request from the selected arbitration association a list of five names drawn from its panel of arbitrators (who are familiar with employment, healthcare related issues and physician contracts) and each party shall strike arbitrators pursuant to the strike procedures of that organization. Such arbitration shall be conducted in Los Angeles County, California, before a single arbitrator selected by the parties and subject to the rules of the arbitration association then in effect. Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules for the arbitration of employment disputes.

6.9.5.  The arbitrator shall apply the substantive law of the State of California, or federal law, or both, as applicable to the Claim(s) asserted. Either party may file a motion for summary judgment with the arbitrator under the Federal Rules of Civil Procedure. The arbitrator is entitled to resolve some or all of the claimant’s Claims through such a motion.

6.9.6.  The arbitrator’s decision will be in writing, setting forth the basis for his decision and shall be final and binding. Company will pay all costs that are unique to arbitration, including the costs of the selected arbitration association and the arbitrator. Each party shall pay for its own other costs that are not unique to the arbitration (i.e., costs that each party might incur if the Claim(s) were litigated in a court or agency of competent jurisdiction), including, for example, costs to subpoena witnesses and/or documents, costs to take depositions and purchase deposition transcripts, costs to copy, facsimile or messenger documents, et cetera. Any dispute whether a cost is unique to arbitration shall be exclusively resolved by the Arbitrator.

6.9.7.  Any party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award.

6.9.8.  Executive and Company expressly waive any constitutional or other right to have any dispute between them covered by the terms of this Agreement decided by a court of law and/or by a jury in a court proceeding and/or by any administrative agency, other than those Claims subject to Section 6.9.2.

6.10.  Attorneys’ Fees. In any action at law or in equity or arbitration to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, will pay the successful Party or parties all costs, expenses, and reasonable attorneys’ fees incurred by such successful Party or parties (including such costs, expenses, and fees on any appeals), and if such successful party or parties will recover judgment in any such action or proceedings, such costs, expenses, and attorneys’ fees.

6.11.  Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made on or before the fifteenth (15th) day of the third (3rd) month after the later of the end of the calendar year or the end of Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Code and the regulations thereunder (“Section 409A”)). To the extent that any severance payments (including payments on termination for “Good Reason”) come within the definition of “involuntary severance” under Section 409A, such amounts up to the lesser of two times Executive’s annual compensation for the year preceding the year of termination as determined under Section 409A or two times the limit under Code Section 401(a)(17) for the year of termination, shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the Section 409A compliance requirements in the following paragraph.

All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) by Company to Executive are intended to comply with the requirements of Section 409A, and shall be interpreted consistent therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. In the event that Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market for purposes of Section 409A, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A. It is the intent that the parties that the Agreement be interpreted to comply in all respects with Code Section 409A, however, Company shall have no liability or further obligation to Executive in the event taxes or excise taxes may ultimately be determined to be applicable to any payment under this agreement.

6.12.  Taxes. Company shall withhold taxes from payments it makes pursuant to this Agreement as it determines to be required by applicable law.

6.13.  Headings and Captions. Headings and captions are included for purposes of convenience only and are not a part of the Agreement.

6.14.  Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. This Agreement may be executed and delivered by facsimile and/or PDF signature which will be valid and binding.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

COMPANY: STRATOS RENEWABLES CORPORATION By: /s/ Valerie Broadbent Name: Valerie Broadbent Title: Corporate secretary
EXECUTIVE: /s/ Steven Magami Steven Magami, an individual